Exhibit 99.1

CONSENT OF NEEDHAM & COMPANY, LLC

We hereby consent to the inclusion in the Registration Statement of Mandalay Digital Group, Inc. on Form S-4 and in the proxy statement/prospectus of Mandalay Digital Group, Inc., which is part of the Registration Statement, of our opinion dated November 12, 2014 to the Board of Directors of Mandalay Digital Group, Inc. attached as Appendix C to such proxy statement/prospectus and to the references to our opinion and our name under the captions “Summary—Opinion of Mandalay Digital’s Financial Advisor,” “Proposal 1—The Merger—Background of the Merger,” and “Proposal 1—The Merger—Opinion of Needham & Company, LLC.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

NEEDHAM & COMPANY, LLC

December 2, 2014